As filed with the Securities and Exchange Commission on February 14, 2013.

Registration No. 333-152722

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	6141	35-1908796
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6051 El Tordo, P.O. Box 9876 Rancho Santa Fe, California 92067
(858) 997-6740
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Martin J. Szumski
Chief Financial Officer and Senior Vice President
White River Capital, Inc.
6051 El Tordo, P.O. Box 9876
Rancho Santa Fe, California 92067
(858) 997-6740
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Eric R. Moy, Esq. David P. Hooper, Esq. Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298

Approximate date of commencement of proposed sale of the securities to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF SHARES

The Registration Statement on Form S-3 (Registration No. 333-152722) (the “Registration Statement”) of White River Capital, Inc., an Indiana corporation (“White River”) pertaining to the registration of 150,000 shares of Common Stock, without par value, (“Common Stock”) of White River, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on August 1, 2008, as amended on August 22, 2008, and was declared effective on August 26, 2008.

White River, Coastal Credit Holdings, Inc., a Delaware corporation (“Parent”), and Coastal Credit Merger Sub, Inc., an Indiana corporation and wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) on November 15, 2012, pursuant to which Merger Sub would merge with and into White River, with White River continuing as the surviving corporation and as a wholly-owned subsidiary of Parent (the “Merger”).  On February 11, 2013, at a special meeting of shareholders of White River, the shareholders of White River voted to approve and adopt the Merger Agreement.

On February 14, 2013 (the “Effective Time”), White River filed Articles of Merger with the Secretary of State of the State of Indiana, pursuant to which the Merger became effective as of the Effective Time.  At the Effective Time, each outstanding share of Common Stock (other than treasury shares and any shares owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River) was converted into the right to receive an amount of cash, without interest, determined by dividing the aggregate purchase price to be paid by Merger Sub in the merger, as may be adjusted pursuant to the terms of the Merger Agreement, by the number of fully diluted shares of Common Stock as of the Effective Time (other than treasury shares and any shares owned by Parent, Merger Sub, or any wholly owned subsidiaries of Parent or White River).

As a result of the Merger, White River has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement.  In accordance with the undertaking made by White River in the Registration Statement to remove from registration by means of a post-effective amendment any shares of Common Stock registered under the Registration Statement which remain unsold at the termination of the offering, White River hereby removes from registration all shares of Common Stock registered under the Registration statement which remained unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rancho Santa Fe, State of California, on February 14, 2013.

WHITE RIVER CAPITAL, INC.

By:	/s/ Martin J. Szumski
Martin J. Szumski, Chief Financial Officer and Senior Vice President